UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CLST HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

RED OAK PARTNERS, LLC

THE RED OAK FUND, L.P.

PINNACLE FUND, LLLP

PINNACLE PARTNERS, LLC

BEAR MARKET OPPORTUNITY FUND, L.P.

DAVID SANDBERG

MATTHEW BEHRENT

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Red Oak Partners Provides Important Update About Litigation with CLST and Tim Durham-led Board

Dallas Court Orders TRO Restraining Dissolution, Orders CLST to Hold 2008 and 2009 Annual Meetings, According to Red Oak Partners, LLC

New York, NY (February 26, 2009) -- Red Oak Partners, LLC, the largest shareholder in CLST Holdings, Inc. (ticker symbol CLHI, traded on the pink sheets) today reports important news to CLST shareholders:

1.

On February 15, 2010, the Dallas County District Court issued an order requiring that CLST hold its 2008 and 2009 Annual Meetings on March 23, 2010.

2.

In support of the order for a meeting, on February 24, 2010, the Dallas County District Court ordered a TRO (“Temporary Restraining Order”) restraining Defendants (CLST, Tim Durham, Robert Kaiser, and David Tornek) from filing a Certificate of Dissolution for CLST until March 10, 2010 or further court order.

3.

A hearing is to be held on March 9, 2010 to determine if the TRO should be made into a Temporary Injunction that would permit the meeting to occur before any Certificate of Dissolution is filed.  Defendants are to produce discovery and appear for depositions in advance of the hearing.

4.

In preparation for the meeting, Red Oak filed its definitive revised proxy on February 23, 2010.  Please read the bottom of this press release under “Important Information” to learn how to access the proxy.  Shareholders are encouraged to read the proxy to learn why Red Oak supports its director nominees and proposals regarding the upcoming court-ordered annual meetings, and why Red Oak believes CLST’s directors and proposals must be rejected.

Red Oak’s Portfolio Manager, David Sandberg , state d, “CLST has not held any annual meetings since a group led by its Chairman Tim Durham, which included CLST Director David Tornek and others, and which nominated CLST Director and CEO Robert Kaiser, first took control of the Company in 2007.  CLST’s Durham-led Board has granted itself a new and significant compensation package without shareholder approval and - despite being under a shareholder-approved plan of dissolution - spent the bulk of the Company’s cash in three receivables transactions, we believe in direct conflict with its requirement to preserve value.  The Board did not seek fairness opinions on the first two transactions nor did it originally disclose from whom it purchased the receivables.  Moreover, as has become revealed by public documents, Durham and his Fair Finance Corp. had economic relationships with at least one of these two transactions.  The fairness opinion for the third transaction, openly entered into with Durham’s Fair finance Corp., was dated after the alleged transaction date, and it has since been disclosed that the receivables from it could not be sold elsewhere.”

Mr. Sandberg continued, “Since we first filed suit against CLST and its directors, its Durham-led Board has canceled several annual meetings.  Moreover, after claiming in numerous amended SEC filings that it had discovered valuable tax assets and that it will take years to dissolve the Company, CLST’s Durham-led Board is now attempting to dissolve before any such meetings can be held.  We believe that shareholders are entitled to these overdue meetings and director elections, that shareholder-elected directors should oversee the Company, and that investors deserve both representation and transparency about a business which they collectively own.”

How Shareholders Can Learn More

Red Oak welcomes shareholders who wish to learn more about recent events and the annual meeting to read its definitive proxy materials, which Red Oak will make available to any requesting holder, or to contact its Portfolio Manager, David Sandberg, at (212) 614 - 8952.

Important Information

Red Oak Fund, LP ("Red Oak") and Red Oak Partners LLC (“Red Oak”) filed a revised definitive proxy statement with the Securities and Exchange Commission on February 23, 2010, in connection with the annual meeting of stockholders of CLST Holdings, Inc. (the "Company") to be held on March 23, 2010.  Stockholders are strongly advised to carefully read Red Oak’s definitive proxy statement, as it contains important information.  Red Oak and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the annual meeting of stockholders.  Information concerning such participants is available in Red Oak’s definitive proxy statement.  Any holder wishing assistance in voting should contact D.F. King, Inc. at 800-859-8509, or 212-269-5550 collect.  Stockholders may obtain, free of charge, copies of Red Oak’s definitive proxy statement and any other documents Red Oak files with or furnishes to the Securities and Exchange Commission in connection with the annual meeting of stockholders at www.sec.gov by selecting “Search” at the top right and then typing “CLST” into the box asking for the Company Name, and through the following website: www.dfking.com/redoakfund.com.